CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-46501, Form S-3 No. 33-63227, Form S-8 No. 2-78073, Form S-8 No. 2-95413, Form S-8 No. 33-00668, Form S-8 No.
33-19402, Form S-8 No. 33-37139, Form S-8 No. 33-38094, Form S-8 No.
33-57025 and Form S-8 No. 33-63741) of Textron Inc. and in the related Prospectuses and Prospectus Supplements of our report dated January 25, 1996, except for note 1, as to which the date is April 29, 1996, with respect to the restated financial statements of Textron Inc. for the year ended December 30, 1995 included in its Current Report on Form 8-K dated April 29, 1996, as amended by its Current Report on Form 8-K/A dated May 17, 1996, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
May 16, 1996